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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to the Registration Statement (Form S-4 No. 333-223255) and related Prospectus of Nautilus Holdco, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated March 12, 2018, with respect to the consolidated financial statements of BioCryst Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of BioCryst Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Raleigh, North Carolina March 19, 2018

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm